Exhibit 10.1
ZOETIS
EXECUTIVE SEVERANCE PLAN
INTRODUCTION
The purpose of the Zoetis Executive Severance Plan (the “Plan”) is to provide severance benefits to certain executives of Zoetis Inc. and its subsidiaries and affiliates, in each case, selected for participation in the Plan by the Plan Administrator (together, the “Company”), whose employment is involuntarily terminated. The Plan is designed to be an unfunded “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Except as noted in this Plan, this Plan shall be effective as of June 24, 2013 (the “Effective Date”).
I.    DEFINITIONS
For purposes of the Plan, the following terms are defined as follows:
1.1.    “Base Salary” means the total amount of base salary payable to a Participant at the salary rate in effect immediately prior to the Participant’s Involuntary Separation with the Company. Base Salary shall not include any other compensation, including, but not limited to, bonuses (including holiday bonuses), sales commissions, reimbursements or expense allowances, overtime, shift differentials, premium pay, one-time payments, contest awards, stock options or other equity awards, any other similar payments or any other compensation payable in a form other than cash.

1.2.    “Board of Directors” shall mean the Zoetis Inc. Board of Directors.

1.3.    “Cause” means (i) an act of dishonesty, fraud or misrepresentation made by Participant in connection with Participant’s responsibilities to the Company, (ii) Participant’s willful, material violation of any law or regulation applicable to the business of the Company; (iii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime that, in either case, has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company, (iv) Participant’s willful misconduct or gross negligence in connection with carrying out Participant’s job responsibilities to the Company, (v) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company; (vi) Participant’s willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; (vii) Participant’s violation or disregard of any Company policy that has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company; (viii) Participant’s failure or refusal to perform Participant’s duties and responsibilities to the Company; or (ix) Participant’s neglect or persistent unsatisfactory performance of Participant’s duties and Participant’s failure to cure such condition within 30 days after receiving written notice thereof. For purposes of clarity, all references herein to the Company shall include references to any successor to the Company, and a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability.

1.4.    “Change of Control” shall have such definition as defined in the Zoetis Inc. 2013 Equity and Incentive Plan, provided that a Change of Control shall not include any liquidation or dissolution in connection with any act of bankruptcy by the Company.

1.5.    “Compensation Committee” means the Compensation Committee of the Board of Directors.

1.6.    “General Release” means a full and complete general waiver and release of all claims that a Participant may have against the Company or persons affiliated with the Company in the form provided by the Company.

1.7.    “Good Reason” means Participant’s resignation, within twenty four (24) months of a Change of Control, due to the occurrence of any of the following conditions which occurs without Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Participant’s base compensation (other than as part of an across-the-board salary reduction applicable to all similarly situated employees); (ii) a material reduction of Participant’s duties, authority, responsibilities or reporting relationship, relative to Participant’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or a successor, if appropriate) requires Participant to relocate to a facility or location more than twenty-five (25) miles away from the location at which Participant was working immediately prior to the required relocation and such relocation increases Participant’s one way commute by thirty (30) minutes or more during normal commuting hours and under typical traffic conditions. In order for Participant to resign for Good Reason, Participant must provide written notice to the Company of the existence of the Good

Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

1.8.    “Involuntary Separation” shall mean an involuntary separation from service as defined in Treasury Regulation 1.409A-1(n).

1.9.    “Participant” means each employee of the Company who, at the time of their Involuntary Separation, is (i) the Chief Executive Officer (“CEO”) (ii) a member of the Zoetis Executive Team (other than the CEO), (iii) the Chief Information Officer or (iv) the President, Global Manufacturing and Supply.

1.10.    “Plan Administrator” means the Zoetis Health and Welfare Plans Committee or any delegate thereof.

1.11.    “Target Bonus” means a Participant’s annual target bonus under the Zoetis Annual Incentive Plan in effect for the fiscal year in which Participant’s Involuntary Separation occurs.

II.    ELIGIBILITY FOR BENEFITS
A Participant will be eligible for severance benefits under the Plan if:

(a)the terms and conditions of Participant’s employment are not covered by a collective bargaining agreement (unless the agreement specifically provides for coverage under the Plan);

(b)Participant experiences an Involuntary Separation;

(c)Participant has returned all Company property in his or her possession within ten (10) days following Participant’s Involuntary Separation; and

(d)Participant signs General Release that becomes effective no later than the thirtieth (30th) day (or sixtieth (60th) day if a longer period is required by law) after Participant’s Involuntary Separation (the “Release Deadline Date”).

For any and all purposes under this Plan, the term “employee” does not include a person hired as an independent contractor, leased employee or consultant or a person otherwise designated by the Company at the time of hire as not on Company payroll or not eligible to participate in or receive benefits under the Plan, even if any such person is subsequently determined to be an “employee” by any governmental or judicial authority.

III.    SEVERANCE BENEFITS
3.1.Termination without Cause Apart from a Change of Control. If a Participant experiences an Involuntary Separation (i) prior to and apart from a Change of Control or more than twenty-four (24) months following a Change of Control and (ii) such termination is by the Company without Cause, and provided Participant complies with the requirements set forth in Section II above, Participant will receive the severance payments and benefits as set forth below.

Chief Executive Officer:

	Severance (Base Salary)	Severance Benefits (Health and Life Insurance)	Target Bonus
Section 3.1: Non-Change of Control Severance	18 months	12 months	150%

Zoetis Executive Team, Chief Information Officer and President, Global Manufacturing and Supply:

	Severance (Base Salary)	Severance Benefits (Health and Life Insurance)	Target Bonus
Section 3.1: Non-Change of Control Severance	12 months	12 months	100%

Notwithstanding anything to the contrary in the Plan, in the event Participant is eligible for severance benefits under any other arrangement, plan, agreement, policy, program or local practice or law (“Other Severance Plan”), the Participant shall be eligible to receive only the greater of the severance benefits under the Plan or the severance benefits under the Other Severance Plan. For the avoidance of doubt, the forgoing shall not result in the duplication of severance benefits.

(a)Base Salary Severance. The Company will pay Participant an amount equal to the number of months of Participant’s Base Salary set forth in the table above (the “Severance Period”), subject to all applicable withholdings and other required deductions.

Severance benefits pursuant to this Section 3.1 will be paid to Participant in cash, in equal installments on each regularly scheduled payroll date of the Company over a period of time equal to the Severance Period, commencing with the first regularly scheduled payroll date that occurs on or after the Release Deadline Date, with the first payment being equal to the number of regularly scheduled payroll dates that occurred between the Participant’s Involuntary Separation and the date of the first payment multiplied by the Participant’s Base Salary rate.

(b)Continued Benefits.

i.Health Insurance. If Participant elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Participant’s Involuntary Separation for Participant and/or Participant’s spouse and dependents, the Company will pay the portion of the monthly COBRA premiums due for such coverage above the active employee rate for such coverage from the first date on which Participant loses health coverage as an employee of the Company until the earliest of (i) the date that the Company has paid such COBRA premiums for the number of months following the date of Participant’s Involuntary Separation equal to the Severance Benefits period set forth in the table above, (ii) the expiration of Participant’s continuation coverage under COBRA, and (iii) the date when Participant becomes eligible for health insurance coverage in connection with new employment or self-employment (even if such coverage is declined).

ii.Life Insurance. Participant’s coverage under the Company-sponsored basic group term life insurance plan will continue at no cost to Participant until the earlier of (i) the number of months following the date of Participant’s Involuntary Separation equal to the Severance Benefits period as set forth in the table above or (ii) the date when Participant becomes eligible for group life insurance coverage under another employer’s plan (even if such coverage is declined).

(c)Target Bonus Severance. The Company will pay Participant an amount equal to (i) the Participant’s Target Bonus multiplied by (ii) the percentage set forth in the table above, assuming all applicable performance goals and all other applicable conditions are 100% satisfied, which amount will be paid to Participant in a single lump sum cash payment, subject to all applicable withholdings and other required deductions, within thirty (30) days following the Release Deadline Date.

(d)Outplacement. Participant will be eligible to receive outplacement services as offered by the Company. In no case will the Company provide a payment to the Participant in lieu of these services.

3.2.Change of Control Termination. If a Participant experiences an Involuntary Separation (i) upon the consummation of, or within twenty-four (24) months following, a Change of Control and (ii) such termination is by the Company without Cause or as a result of the Participant’s resignation for Good Reason, and provided Participant complies with the requirements set forth in Section II above, Participant will receive the severance payments and benefits as set forth below.

Chief Executive Officer:

	Severance (Base Salary)	Severance Benefits (Health and Life Insurance)	Target Bonus
Section 3.2: Change of Control Severance	30 months	18 months	250%

Zoetis Executive Team, Chief Information Officer and President, Global Manufacturing and Supply:

	Severance (Base Salary)	Severance Benefits (Health and Life Insurance)	Target Bonus
Section 3.2: Change of Control Severance	24 months	18 months	200%

Notwithstanding anything to the contrary in the Plan, in the event Participant is eligible for severance benefits under any Other Severance Plan, the Participant shall be eligible to receive only the greater of the severance benefits under the Plan or the severance benefits under the Other Severance Plan. For the avoidance of doubt, the forgoing shall not result in the duplication of severance benefits.

(a)Base Salary Severance. The Company will pay Participant an amount equal to the Severance Period, subject to all applicable withholdings and other required deductions.

Severance benefits pursuant to this Section 3.2 will be paid to Participant in cash, in a single lump sum payment, within thirty (30) days following the Release Deadline Date.

(b)Continued Benefits.

i.Health Insurance. If Participant elects to continue health insurance coverage under the COBRA following the Participant’s Involuntary Separation for Participant and/or Participant’s spouse and dependents, the Company will pay the portion of the monthly COBRA premiums due for such coverage above the active employee rate for such coverage from the first date on which Participant loses health coverage as an employee of the Company until the earliest of (i) the date that the Company has paid such COBRA premiums for the number of months following the date of Participant’s Involuntary Separation equal to the Severance Benefits period set forth in the table above, (ii) the expiration of Participant’s continuation coverage under COBRA, and (iii) the date when Participant becomes eligible for health insurance coverage in connection with new employment or self-employment (even if such coverage is declined).

ii.Life Insurance. Participant’s coverage under the Company-sponsored basic group term life insurance plan will continue at no cost to Participant until the earlier of (i) the number of months following the date of Participant’s Involuntary Separation equal to the Severance Benefits period as set forth in the table above or (ii) the date when Participant becomes eligible for group life insurance coverage under another employer’s plan (even if such coverage is declined).

(c)Target Bonus Severance. The Company will pay Participant an amount equal to (i) the Participant’s Target Bonus multiplied by (ii) the percentage set forth in the table above, assuming all applicable performance goals and all other applicable conditions are 100% satisfied, which amount will be paid to Participant in a single lump sum cash payment, subject to all applicable withholdings and other required deductions, within thirty (30) days following the Release Deadline Date.

(d)Outplacement. Participant will be eligible to receive outplacement services as offered by the Company. In no case will the Company provide a payment to the Participant in lieu of these services.

3.3.[Intentionally Left Blank]

3.4.Termination for Cause, Death or Disability; Voluntary Resignation. If a Participant’s employment is terminated at any time or for any reason not covered by Sections 3.1 or 3.2 above, including, without limitation, by the Company for Cause, as a result of Participant’s death or disability, or by Participant’s voluntary resignation (including retirement), the Participant shall not be entitled to any severance payments or benefits under the Plan.

3.5.Offset/Mitigation. Any severance payments or benefits to which Participant may be entitled, whether at law, tort or contract, in equity, or under any other plan or agreement (other than payments made pursuant to the Zoetis Annual Incentive Plan or payments in respect of or related to equity awards and/or accelerated vesting of equity awards) shall reduce any severance payments or benefits provided pursuant to this Plan. In addition, if Participant is indebted to the Company, then the Company reserves the right to offset any severance payment or benefit by any amount of such indebtedness to the full extent permitted by law. Further, Participant’s severance payments or benefits will cease and/or be subject to repayment, as applicable, if Participant violates or breaches the provisions of the General Release or any other applicable post-employment covenants and restrictions, including, but not limited to, any non-compete, non-disclosure, non-solicitation and/or non-disparagement covenants. In no event will a Participant be entitled to benefits under the Plan that are duplicative of severance benefits provided elsewhere. No Participant will be required to mitigate the amount of any severance payments and benefits under the Plan. For the avoidance of doubt, any severance payments and benefits provided under the Plan shall not be considered or included as earnings under any benefit plan sponsored or maintained by the Company.

IV.    SECTION 409A
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Plan is hereby designated as a separate payment. The parties intend that all payments and benefits made or to be made under this Plan comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments made or benefits provided in connection with the Participant’s Involuntary Separation under this Plan and paid on or before the 15th day of the 3rd month following the end of the Participant’s first tax year in which the Participant’s Involuntary Separation occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which the Participant’s Involuntary Separation occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance payments made or benefits provided in connection with the Participant’s Involuntary Separation under this Plan shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of the Participant’s 2nd taxable year following the taxable year in which the Participant’s Involuntary Separation occurs). Notwithstanding the foregoing, if any of the severance payments made or benefits provided in connection with the Participant’s Involuntary Separation do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and the Participant is, at the time of the Participant’s Involuntary Separation, a “Key Employee” as defined under the Zoetis Supplemental Savings Plan, each such payment or benefit will not be made until the first regularly scheduled payroll date of the 7th month after the Participant’s Involuntary Separation (or, if earlier, the date of the Participant’s death) and, on such date (or, if earlier, the date of the Participant’s death), the Participant will receive all payments or benefits that would have been provided during such period in a single lump sum. Any remaining payments or benefits due under the Plan shall be provided as otherwise provided herein. The determination of whether the Participant is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of such Involuntary Separation shall made by the Company in accordance with the terms of Section 409A and the provisions of this Plan.

V.    EMPLOYMENT STATUS
5.1.Right to Terminate Employment. This Plan shall not be deemed to constitute an employment contract between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Participant at any time, nor shall it give the Company the right to require the Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.

5.2.Restriction on Re-Employment. If Participant receives severance payments or benefits under the Plan, except as otherwise specifically authorized by the Company as an exception to this Section 5.2, Participant shall not provide services to the Company, or apply for, be eligible for or accept a position or an assignment with the Company, whether as an employee, consultant, or in any other capacity for the length of the Severance Period. Further, if Participant provides services to, becomes employed by or obtains an assignment with the Company in violation of this Section 5.2, and Participant is subsequently terminated, Participant shall have no right to any additional severance payments or benefits or other remedies as a consequence of such termination pursuant to this Plan.

VI.    CLAIMS AND REVIEW PROCEDURES
6.1.Claims Procedure. Severance payments and benefits will be provided to each Participant in the amount determined hereunder by the Company. If a Participant believes he or she has not been provided with the severance payments or benefits to which he or she is entitled under this Plan, then the Participant may file a request for review within ninety (90) days after the date he or she should have received such payments or benefits according to the Plan. The request for review must be submitted to the Plan Administrator. The Plan Administrator will respond to the request for review within ninety (90) days after it is received, setting forth the reasons for its determination in writing. If special circumstances require extra time to process a Participant’s claim, the Participant will receive written notice of an extension of the Plan Administrator’s review period and the reasons for it before the end of the initial ninety (90) day period. The extension will not exceed a period of ninety (90) days from the end of the initial ninety (90) day period (for a total of one hundred eighty (180) days). If a Participant does not receive a response to the Participant’s claim within the applicable review period, the Plan Administrator will be deemed to have denied the claim. If the Participant’s request for review is denied, the Participant or Participant’s duly authorized representative may, within sixty (60) days after receiving written notice of such denial, file a written appeal with the Plan Administrator setting forth the reasons for disagreeing with the initial determination including any documents or records which support the Participant’s appeal. The Plan Administrator shall respond to this appeal within sixty (60) days after it is received, setting forth the reasons for its determination in writing. If special circumstances require extra time to process a Participant’s appeal, the Participant will receive written notice of an extension of the Plan Administrator’s review period and the reasons for it before the end of the initial sixty (60) day period. The extension will not exceed a period of sixty (60) days from the end of the initial sixty (60) day period (for a total of one hundred twenty (120) days). If a Participant does not receive a response to the Participant’s claim within the applicable review period, the Plan Administrator will be deemed to have denied the claim. The Participant may review pertinent Plan documents and his or her employment records and as part of the written request for review may submit issues and comments concerning the claim.

6.2.Authority. In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan. Any approval or denial shall be final and conclusive upon all persons.

6.3.Exhaustion of Remedies. Except as required by applicable law, no action at law or equity shall be brought to recover any payments or benefits under the Plan unless such action is filed within three (3) years of Participant’s receipt of a final adverse determination and unless and until the claimant has: (a) submitted a claim for such payments or benefits, (b) been notified by the Plan Administrator that the payments or benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Plan Administrator, and (d) been notified in writing that the denial has been affirmed.

VII.    INFORMATION REQUIRED BY ERISA
7.1.Plan Information. The Plan is sponsored by Zoetis Inc. and administered by Zoetis Health and Welfare Plans Committee or any delegate thereof. The Plan sponsor’s and Plan Administrator’s name, address, telephone number, employer identification number and Plan number are as follows:

Plan Name:	Zoetis Executive Severance Plan

Plan Sponsor/	Zoetis Inc.
Administrator:	c/o Zoetis Health and Welfare Plans Committee
100 Campus Drive
Florham Park, New Jersey 07932

Telephone No.:	973-822-7000

Employer I.D. No.:	46-0696167

Plan No.:	503

Plan Year:	January 1 through December 31

Effective Date:	June 24, 2013

7.2.Type of Plan.     This is an unfunded welfare benefit severance plan. The Company provides benefits from its general assets.

7.3.Agent for Service of Legal Process. The name and address of the person designated as agent for service of legal process is the same as the name and address of the Plan Administrator.

7.4.Statement of ERISA Rights. Participants in this Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

(a)Examine, without charge, at the Plan Administrator's office, all Plan documents, including the Plan instrument (which is this document) and copies of all documents filed by the Plan Administrator with the Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)Copies of all Plan documents and other Plan information may also be obtained upon written request to the Plan Administrator; provided, however, that a reasonable charge may be made for copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate the Plan have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. However, certain employees and agents of the Company carrying out their responsibilities with respect to the Plan are acting as representatives of the Company and not as fiduciaries in their own right. No one, including a Participant’s employer or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining payments or benefits or exercising the Participant’s rights under ERISA. If a Participant’s claim for payments or benefits is denied in whole or in part, the Participant must receive a written explanation of the reason for this denial. A Participant has the right to have the Plan Administrator review and reconsider the Participant’s claim, as described elsewhere in this document.

Under ERISA, there are several steps a Participant can take to enforce the above rights. For instance, if a Participant requests certain materials required to be furnished by the Plan and the Participant does not receive them within 30 days, a Participant may file suit in federal court. In such a case, the court may require that the Participant be provided with the materials and may fine the Company up to $110 a day until the Participant receives them, unless the materials were not sent because of reasons beyond the Plan Administrator's control. If a Participant has a claim for payments or benefits which is denied or ignored in whole or in part, the Participant may file suit in a state or federal court, provided that such action must be filed within three (3) years of Participant’s receipt of a final adverse determination or, if no such determination is made, within three (3) years of the date Participant files a claim for payments or benefits. If a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the United States Department of Labor or the Participant may file suit in federal court. The court will decide who should pay the court costs and legal fees. If a Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If a Participant loses, the court may order the Participant to pay these costs and fees (if, for example, it finds the Participant’s claim is frivolous).

If any Participant has any questions about this Plan, the Participant should contact the Plan Administrator. If any Participant has any questions about this statement or about the Participant’s rights under ERISA, the Participant should contact the nearest office of the Employee Benefits Security Administration, United States Department of Labor. A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

7.5.Plan Administration and Interpretations. The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to make such rules, regulations and computations and take such other actions to administer the Plan as the Plan Administrator may deem appropriate. The Plan Administrator shall have sole and complete discretion to interpret and administer the terms of the Plan and to determine eligibility for payments or benefits and the amount of any such benefits pursuant to the terms of the Plan. In administering the Plan, the Plan Administrator shall act in a nondiscriminatory manner to the extent legally required and shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in Section 404(a)(1) and other applicable sections of ERISA.

VIII.    AMENDMENT AND TERMINATION
It is intended that the Plan shall continue from year to year. However, the Board of Directors, the Compensation Committee and, with respect to any Participant who is not a member of the Zoetis Executive Team, the Plan Administrator, each reserve the right to modify, amend or terminate the Plan at any time; provided, that (a) no amendment or termination may be made on or after the consummation of a Change of Control and (b) no amendment or termination may be made at any time that would materially and adversely affect the rights of any Participant without his or her consent (for purposes of clarity, no amendment or termination that occurs prior to a Participant’s Involuntary Separation shall be considered a material and adverse amendment or termination with respect to that Participant).

IX.    MISCELLANEOUS
9.1.Benefits Non-Assignable. No right or interest of a Participant in this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, assignments for the benefit of creditors, receiverships, or in any other manner, excluding transfer by operation of law as a result solely of mental incompetency. Notwithstanding the foregoing, if any Participant satisfies the requirements set forth in Section II and is entitled to severance payments or benefits pursuant to Section 3.1 or 3.2 but dies prior to the receipt of all such severance payments and benefits, the balance of such severance payments and benefits shall be provided to the Participant’s beneficiary on file with the Company for this Plan or, if none is on file, the person or entity who is the “Beneficiary” under the Zoetis Savings Plan; provided that any cash severance benefits provided pursuant to the Plan shall be paid in a single lump sum cash payment as soon as practicable after Participant’s death. A Participant may designate a beneficiary to receive Participant’s severance payments and benefits under the Plan by properly filing a beneficiary form with the Plan Administrator or its authorized designee in accordance with the rules established by the Plan Administrator.

9.2.Entire Agreement; Prior Plans Superseded. This Plan contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, arrangements, programs and plans related to the subject matter hereof that may previously have been offered by, or entered into with, the Company on or prior to the Effective Date.

9.3.Withholding and Required Deductions. The severance benefits payable under this Plan are subject to all withholding and any other deductions required by applicable law.

9.4.Applicable Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law.

9.5.Severability. If any provision of this Plan is held invalid or unenforceable by a court of competent jurisdiction, all remaining provisions shall continue to be fully effective.

9.6.Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives. Further, any successor to the Company (whether direct or indirect and whether by purchase, merger (forward or reverse triangular), consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (including the ultimate parent entity in any reverse triangular merger or similar transaction) shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations.